Exhibit 99.1

ARIAD Announces Updated Data from Pivotal PACE Trial of Ponatinib, Its Investigational pan-BCR-ABL Inhibitor

~ Robust anti-leukemic activity in CML patients who have become resistant or intolerant to available tyrosine kinase inhibitors

~ 54 percent major cytogenetic response and 30 percent major molecular response reported in heavily pretreated chronic-phase CML patients

~ Investor meeting and webcast to be held today at 12:00 p.m. (CT)

CHICAGO & CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 4, 2012--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced updated clinical data from the pivotal PACE trial of its investigational pan-BCR-ABL inhibitor, ponatinib, in patients with chronic myeloid leukemia (CML) or Philadelphia-positive acute lymphoblastic leukemia (Ph+ ALL), who are resistant or intolerant to dasatinib or nilotinib or who have the T315I mutation. These data show that 54 percent of chronic-phase CML patients in the trial, including 70 percent of patients who have a T315I mutation, achieved a major cytogenetic response. ARIAD expects to file for regulatory approval of ponatinib in the U.S. and the EU in the third quarter of 2012 based on these clinical data.

The PACE trial data are being featured today at 9:00 a.m. (CT) in an oral presentation at the 2012 American Society of Clinical Oncology (ASCO) annual meeting taking place in Chicago, IL.

“The findings from the global PACE trial of ponatinib confirm its impressive anti-leukemic activity in patients with CML at all stages who are resistant or intolerant to dasatinib or nilotinib, or who have the T315I mutation for which there are no currently available treatments,” stated Jorge Cortes, M.D., professor and deputy chair, Department of Leukemia, The University of Texas M.D. Anderson Cancer Center, Houston, TX.

“Clinical responses to ponatinib were observed in patients regardless of their mutation status or disease stage,” he added. “Of particular importance, responses to ponatinib appear to be durable, with 93 percent of chronic-phase CML patients projected to remain in major cytogenetic response at one year, clearly highlighting the potency of ponatinib.”

Updated Results Presented at ASCO

  Trial Design
    Efficacy data were reported at ASCO on 444 treated patients in six pre-specified cohorts at 45 mg of ponatinib administered orally once daily.
    Patients were assigned to a cohort based on their phase of disease (chronic-phase, accelerated-phase or blast-phase CML/Ph+ALL) and T315I mutation status (with or without the mutation).
    Ninety-three percent of the patients in the trial had received at least two tyrosine kinase inhibitors prior to enrollment. Fifty-eight percent of the patients had received three or more tyrosine kinase inhibitors prior to enrollment.
    Chronic-phase patients had bone marrow assessments approximately every three months for determination of cytogenetic response. Findings on each of the 444 patients treated in the study were based on at least six months of available response data.
    The T315I mutation status was determined using a standardized Sanger sequencing test by MolecularMD in Portland, OR.
  Chronic-phase CML patients evaluable for cytogenetic response (N=267)
    Based on assessment of all evaluable chronic-phase patients in the trial, 54% (144 of 267) achieved a major cytogenetic response (MCyR), with 44% achieving a complete cytogenetic response (CCyR). The median follow up of the chronic-phase CML patients is 10.1 months. MCyR is the primary end-point for chronic-phase CML patients in this pivotal trial of ponatinib.
    Of the 64 evaluable chronic-phase CML patients with the T315I mutation, 70% (45 of 64) of these patients achieved a MCyR, with 66% achieving a CCyR. The MCyR rate in evaluable chronic-phase patients without the T315I mutation was 49% (99 of 203).
    Thirty percent (79 of 267) of chronic-phase patients achieved a major molecular response (MMR). Of 64 chronic-phase patients with the T315I mutation, 50% (32 of 64) attained a MMR. MMR is the primary end-point in ARIAD’s planned Phase 3 trial of ponatinib against imatinib in newly diagnosed CML patients that is expected to begin in the 3Q of 2012.

  Responses in chronic-phase patients who had received only one prior TKI (N=21)
    There were a total of 21 chronic-phase patients treated with ponatinib in the PACE trial who had previously received only one tyrosine kinase inhibitor (TKI). Thirteen of these patients had previously been treated with imatinib only and eight had previously received either dasatinib or nilotinib. Of the 21 patients who received ponatinib following treatment with only one prior TKI, 86 percent (18/21) achieved a MCyR.
  Advanced phase CML patients evaluable for response (N=177)
    Sixty percent (39 of 65) of accelerated-phase patients in the resistant or intolerant cohort achieved a major hematologic response (MaHR). Fifty percent (9 of 18) of accelerated-phase patients with the T315I mutation achieved a MaHR. MaHR is the primary end-point in accelerated and blast-phase CML or Ph+ALL patients in the trial.

    Thirty-five percent (17 of 48) of blast-phase CML or Ph+ALL patients in the resistant or intolerant group achieved a MaHR. Similarly, 33% percent (15 of 46) of blast-phase CML or Ph+ALL patients with the T315I mutation also had a MaHR.

    Thirty-four percent (22 of 65) of accelerated phase patients and 27% (13 of 48) of blast phase or Ph+ALL patients in the resistant or intolerant cohorts achieved a MCyR. Twenty percent (13 of 65) of patients in accelerated phase and 23 percent (11 of 48) of patients in blast phase or Ph+ALL in this same group achieved a CCyR.
  Safety profile (N=449)
    Updated safety data show ponatinib to have a favorable profile in these heavily pretreated patients.
    The most common adverse events considered related to ponatinib included thrombocytopenia (in 35% of patients), rash (32%), dry skin (30%), abdominal pain (22%), and headache (18%). Elevated serum lipase, fatigue and arthralgia were observed less frequently.
    The incidence of pancreatitis across the study and including all grades was 6%. Pancreatitis was previously determined to be the dose-limiting toxicity of ponatinib in the Phase 1 trial.

“These updated findings of the PACE trial show beneficial responses and an increasing molecular response rate to ponatinib,” said Frank G. Haluska, M.D., Ph.D., senior vice president and chief medical officer of ARIAD. “Importantly, these data provide clear evidence of a favorable safety and tolerability profile of ponatinib in resistant or intolerant CML patients. The adverse event profile is similar to what was seen in the earlier Phase 1 study of ponatinib, although the incidence of pancreatitis is less in the PACE trial,” added Dr. Haluska.

Investor Meeting Today at 12:00 p.m. (CT)

ARIAD will hold an investor meeting and webcast at 12:00 p.m. (CT)/1:00 p.m. (ET) today, Monday, June 4, 2012 to review these data being presented at ASCO. The event will feature Jorge Cortes, M.D., professor and deputy chair, Department of Leukemia, The University of Texas M.D. Anderson Cancer Center. This event is being held at the Chicago Hilton Hotel for ARIAD’s research analysts and for institutional investors attending the ASCO conference and will be webcast live on the investor relations page of the Company's website at http://investor.ariad.com.

A replay of this investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived for four weeks. To ensure a timely connection to the live webcast, participants should log onto the webcast at least fifteen minutes prior to the scheduled start time.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to more aggressive phases such as accelerated or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with ponatinib.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to three internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukemia, soft tissue and bone sarcomas and non-small cell lung cancer. For additional information, visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for ponatinib, the positive treatment effects of ponatinib over time and the timing of regulatory filings for marketing approvals. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Maria E. Cantor, 617-621-2208
Maria.cantor@ariad.com
or
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Lynn Granito, 212-253-8881
lgranito@berrypr.com